EXHIBIT 10.3

Provision relating to the Company’s obligation to pay severance to John W. Braukman, III,

Senior Vice President and Chief Financial Officer, from offer letter to him, which became effective August 11, 2004, upon its approval by the Compensation Committee of the Board of Directors

Severance: Should your employment be involuntarily terminated by the Company for reasons other than “cause” (as defined in the Company’s Stock Option and Incentive Plan) after the first anniversary of your date of hire, you would be entitled to severance pay equal to one year’s base salary. No severance would be paid in the event of termination for “cause.”